Exhibit 99.1

CONTACT:	Kent Griffin
Chief Financial Officer
(858) 485-9840
BioMed Realty Trust Completes Acquisition of Maryland Portfolio for $425 Million
Agrees to Acquire New Jersey Property for $8.0 Million
SAN DIEGO, May 24, 2006 — BioMed Realty Trust, Inc.
(NYSE: BMR) today announced that it has completed the previously announced acquisition of Human Genome Sciences, Inc.’s (Nasdaq: HGSI) large-scale manufacturing and headquarters office and laboratory facilities located in Rockville, Maryland. The total purchase price was approximately $425 million, excluding closing costs.
The portfolio includes approximately 925,000 rentable square feet of existing laboratory, office and manufacturing space. The headquarters facility consists of three recently constructed buildings and a parking structure in addition to undeveloped land that management estimates will support over 500,000 rentable square feet of additional laboratory and office space.
The company is leasing the buildings to Human Genome Sciences pursuant to 20-year triple-net leases that provide for a security deposit, as well as the right for HGSI to extend each lease for two 10-year terms and to repurchase the properties under certain circumstances.
BioMed also announced it has entered into an agreement to acquire a property at One Research Way in Princeton, New Jersey for approximately $8.0 million. The One Research Way property contains approximately 49,400 rentable square feet of laboratory and office space. The acquisition is anticipated to close in the second quarter of 2006, and is subject to customary closing conditions.
“With the closing of this transaction, we continue to demonstrate our ability to execute our stated strategy of acquiring life science assets in our target markets, providing real estate solutions for quality tenants. This acquisition further enhances our leadership position in the life science industry,” said Alan D. Gold, president and chief executive officer of BioMed Realty Trust.
About BioMed Realty Trust
BioMed Realty Trust, Inc. is a real estate investment trust (REIT) focused on Providing Real Estate to the Life Science Industry(TM). The company’s tenants primarily include biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry, and its properties and primary acquisition targets are generally located in markets with well-established reputations as centers for scientific research, including Boston, San Diego, San Francisco, Seattle, Maryland, Pennsylvania and New York/New Jersey. BioMed’s real estate portfolio consists of 45 properties, representing 69 buildings with approximately 5.7 million rentable square feet in each of the major life science markets in the United States. Additional information is available at http://www.biomedrealty.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in the life science industry or the company’s target markets; risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; failure to manage effectively the company’s growth and expansion into new markets, or to complete or integrate acquisitions successfully; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; potential liability for uninsured losses and environmental contamination; risks associated with the company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the company with the Securities and Exchange Commission, including the company’s most recent annual report on Form 10-K. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.